Registration No.
          As filed with the Securities and Exchange Commission on August 2, 1996

        ========================================================================

                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549
                              __________________________

                                       FORM S-8

                                REGISTRATION STATEMENT
                                        Under
                              THE SECURITIES ACT OF 1933
                              __________________________

                              THE NEW YORK TIMES COMPANY
                  (Exact name of issuer as specified in its charter)


                 New York                                  13-1102020
             (State or Other                            (I.R.S. Employer
             Jurisdiction of                           Identification No.)
              Incorporation)


                                 229 West 43d Street
                               New York, New York 10036
                                    (212) 556-1234
            (Address and telephone number of principal executive offices)

                              THE NEW YORK TIMES COMPANY
                         DEFERRED EXECUTIVE COMPENSATION PLAN
                                 (Full title of Plan)



                                   Laura J. Corwin,
                                      Secretary
                              The New York Times Company
                                 229 West 43d Street
                               New York, New York 10036
                                    (212) 556-1234
              (Name, address and telephone number of agent for service)
                              __________________________





                           CALCULATION OF REGISTRATION FEE


===============================================================================================================
                                                        Proposed Maximum   Proposed Maximum
                                          Amount to be  Offering Price Per Aggregate Offering  Amount of
 Title of Securities to be Registered/    Registered    Share              Price//            Registration Fee

 Deferred Compensation Obligations . . .  $41,688,653   100%               $41,688,653          $14,375.40

=============================================================================================================


1.   The Deferred Compensation Obligations are unsecured obligations of The
     New York Times Company to pay deferred compensation in the future in accordance with the terms of The New York Times Company Deferred Executive Compensation Plan.

2.   Estimated solely for purposes of determining the registration fee.

                                     PART I

     A prospectus setting forth the information required by Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1)(i).

                                     PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

     The following documents which have heretofore been filed by The New York Times Company (the "Company") (File No. 1-5837) with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act"), are incorporated by reference herein and shall be deemed to be a part hereof:

          1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995; and

          2. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement and made a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"); provided, however, that the documents
                                          --------  -------
enumerated above or subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act in each year during which the offering made by this registration statement is in effect prior to the filing with the Commission of the Company's Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference in this registration statement or be a part hereof from and after the filing of such Annual Report on Form 10-K.

     Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

     The securities being registered under this registration statement consist of obligations (the "Obligations") of the Company to pay compensation deferred by eligible employees under the terms of The New York Times Company Deferred Executive Compensation Plan (the "Plan"). Subject to the provisions of the Plan, an eligible employee may enter into an agreement with the Company providing for the deferral of the payment of a specified portion or amount of compensation payable by the Company to the eligible employee. The amount ultimately payable to the eligible employee in respect of such a deferral election will be adjusted to reflect the investment experience of one or more of the benchmarks designated under the Plan and selected by the eligible employee. Such amounts are payable to the employee commencing on the date designated by the employee in accordance with the terms of the Plan, in 10 substantially equal installments, unless the employee elects to be paid in a single lump sum or in substantially equal annual installments over 5 or 15 years, provided, however, that payment of employees' deferred amounts will be accelerated and paid in a single lump sum on certain events, such as a change in control of the Company or the employee's death, and may also be accelerated upon a termination of the Plan, and, provided, further, that the Plan administrator may elect to pay a participant's deferred amounts in a single lump sum upon certain events, such as termination of employment, disability or death. An employee's rights to and under the Obligations cannot be assigned, alienated, sold, garnished, transferred, pledged or encumbered, except by way of transfer to the employee's beneficiary or estate upon the employee's death, pursuant to the terms of the Plan.

     The Obligations are unsecured general obligations of the Company which rank pari passu with other unsecured and unsubordinated indebtedness of the Company that may be outstanding from time to time. No sinking fund has or will be established with respect to the Obligations. The Obligations are not subject to redemption, in whole or in part, prior to the payment dates applicable under the Plan and the Obligations are not convertible into another security of the Company. The Company reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall adversely affect the rights of employees with respect to amounts deferred prior to such amendment or termination. In the event the Plan is terminated, the Company may decide, in its sole discretion, to either pay the Obligations as they come due in accordance with the employees' initial elections or pay the Obligations immediately upon the termination of the Plan.

     Except as stated above, the Obligations do not enjoy the benefit of any affirmative or negative pledges or covenants by the Company. Although the Company has established a grantor trust to fund the payment of the Obligations (the "Trust"), the Company retains discretion to determine the amount and timing of its contributions to the Trust and the assets of the Trust are subject to the claims of the Company's creditors. The trustee of the Trust is required to administer the Trust in accordance with its terms, but the trustee's obligations and authority are limited to the amounts which may be held in the Trust from time to time and the trustee is subject to the direction of the Company with respect to the payment Obligations. Accordingly, the trustee of the Trust does not have any independent obligation or authority to act on behalf of any employee and each employee will be responsible for acting on his or her own behalf with respect to, among other things, the giving of notices, responding to requests for consents, waivers or amendments, enforcing covenants and taking action upon default.

Item 5.  Interests of Named Experts and Counsel.

     The legality of the Obligations offered pursuant to this registration statement has been passed upon for the Company by Solomon B. Watson IV, Vice President and General Counsel of the Company, 229 West 43d Street, New York, New York 10036. Mr. Watson is an officer of the Company, a holder of Obligations under the Plan and a holder of shares (and options to purchase shares) of common stock of the Company.

Item 6.  Indemnification of Directors and Officers.

     Under the Company's by-laws, any individual made or threatened to be made a party to any civil or criminal action or proceeding by reason of the fact that the individual or the individual's testator or intestate is or was a director or officer of the Company, or served any other corporation or entity of any type or kind, domestic or foreign, in any capacity, at the request of the Company, shall be indemnified against judgments, fines, amounts paid in settlement and other liabilities expenses, to the full extent permitted by law.

     The indemnification provided in the Business Corporation Law of New York is not exclusive of any other rights to which a director or officer may be entitled, whether contained in the certificate of incorporation or by-laws or, when authorized by the certificate of incorporation or by-laws, a stockholders' or directors' resolution or an indemnification agreement, except that no indemnification may be made in any case if a judgment or other final adjudication adverse to the director or officer establishes that the officer's or director's acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that the officer or director personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "1933 Act"), may be permitted to officers and directors of the Company pursuant to the above-mentioned by-laws and statute, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for such indemnification (except insofar as it provides for payment by the Company of expenses incurred or paid by a director or officer in the successful defense of any action, suit or proceeding) is asserted against the Company by a director or officer and the Commission is still of the same opinion, the Company will, unless the matter has, in the opinion of its counsel, been adjudicated by precedent deemed by it to be controlling, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

Item 7.  Exemption from Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

     See Exhibit Index on page 9.

Item 9.  Undertakings.

     The Company hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (b) That, for the purpose of determining any liability under the 1933 Act, each post-effective amendment to this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

     (d) That, for purposes of determining any liability under the 1933 Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                         SIGNATURES

     Pursuant to the requirements of the 1933 Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, and the State of New York, on August 2, 1996.
                                    ------ -
                              THE NEW YORK TIMES COMPANY


                              By:/s/ Laura J. Corwin
                                 -------------------------------------
                                  Laura J. Corwin
                                  Secretary




                    POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Laura J. Corwin as his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her in his or her name, place and stead, in any and all capabilities, to sign any and all amendments to this registration statement, including any and all post-effective amendments, and any and all documents in connection therewith, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes and as he or she might or could do in person, and hereby ratifies, approves and confirms all that his or her said attorney-in-fact and agent, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the 1933 Act, the registration statement has been signed below by the following persons in the capacities and on the dates indicated:


Signature                     Title                       Date
- ---------                     -----                       ----




/s/ Arthur Ochs Sulzberger    Chairman (Chief             August 2, 1996
- ----------------------------                              --------------
Arthur Ochs Sulzberger        Executive Officer),
                              Director


/s/ John F. Akers             Director                    August 2, 1996
- ----------------------------                              --------------
John F. Akers

/s/ Diane P. Baker                              Senior Vice       August 2, 1996
- -------------------------------------------                       --------------
Diane P. Baker                                  President, Chief
                                                Financial Officer
                                                (Principal Financial
                                                Officer)


/s/ Richard L. Gelb                             Director          August 2, 1996
- -------------------------------------------                       --------------
Richard L. Gelb


/s/ Louis V. Gerstner, Jr.                      Director          August 2, 1996
- -------------------------------------------                       --------------
Louis V. Gerstner, Jr.


/s/ Marian S. Heiskell                          Director          August 2, 1996
- -------------------------------------------                       --------------
Marian S. Heiskell


/s/ A. Leon Higginbotham, Jr.                   Director          August 2, 1996
- -------------------------------------------                       --------------
A. Leon Higginbotham, Jr.


/s/ Ruth S. Holmberg                            Director          August 2, 1996
- -------------------------------------------                       --------------
Ruth S. Holmberg


/s/ Robert A. Lawrence                          Director          August 2, 1996
- -------------------------------------------                       --------------
Robert A. Lawrence


/s/ George B. Munroe                            Director          August 2, 1996
- -------------------------------------------                       --------------
George B. Munroe


/s/ Charles H. Price II                         Director          August 2, 1996
- -------------------------------------------                       --------------
Charles H. Price II


/s/ Lance R. Primis                             President (Chief  August 2, 1996
- -------------------------------------------                       --------------
Lance R. Primis                                Operating Officer)


/s/ George L. Shinn                             Director          August 2, 1996
- -------------------------------------------                       --------------
George L. Shinn


/s/ Donald M. Stewart                           Director          August 2, 1996
- -------------------------------------------                       --------------
Donald M. Stewart

/s/ Stuart Stoller                             Vice President,    August 2, 1996
- -------------------------------------------                       --------------
Stuart Stoller                                 Corporate Controller
                                               (Principal Accounting
                                               Officer)


/s/ Judith P. Sulzberger                       Director           August 2, 1996
- -------------------------------------------                       --------------
Judith P. Sulzberger


/s/ William O. Taylor                          Director           August 2, 1996
- -------------------------------------------                       --------------
William O. Taylor


/s/ Cyrus R. Vance                             Director           August 2, 1996
- -------------------------------------------                       --------------
Cyrus R. Vance

                                  EXHIBIT INDEX




Exhibit Number                                    Description
- --------------                                    -----------


     4      -            The New York Times Company Deferred Executive
                         Compensation Plan.

     5      -            Opinion of the Company's Vice President and General
                         Counsel as to the legality of the Obligations offered under the Plan.

     23(a)  -            Independent Auditors' Consent.

     23(b)  -            Consent of Counsel (contained in the Opinion of the
                         Company's General Counsel, Exhibit 5 hereto.)

     24     -            Power of Attorney (included on the signature page).